Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 144 to Registration Statement No. 002-41839 on Form N-1A of our report dated October 21, 2010 relating to the financial statements and financial highlights of Fidelity Intermediate Bond Fund, a fund of Fidelity Fixed-Income Trust, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the year ended August 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firms" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 25, 2010